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                                                               EXHIBIT (H)(1)(C)

                            TRANSFER AGENCY AGREEMENT

                              AMENDED FEE SCHEDULE

     THIS AMENDMENT is made as of April 1, 2007 to the Transfer Agency Agreement dated February 1, 1988, as amended (the "Agreement"), by and between Transamerica IDEX Mutual Funds (the "Fund") and Transamerica Fund Services, Inc.

     WHEREAS, Section 5(b) of the Agreement provides that the agreed upon compensation may be changed from time to time by the parties by attaching an amended Fee Schedule;

     WHEREAS, the Board of Trustees of the Fund approved the following fees at its meeting held on November 7, 2006;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereto, the parties agree as follows:

          For its services as Transfer Agent, the Fund shall pay to Transamerica Fund Services, Inc. the following fees*:

               $19.60 per open account per year (pro rated)

               $1.50 per closed account per year

* Less the amount of credits, if any, received or applied to the transfer agent from DST Systems, Inc. for brokerage of portfolio transactions of the Fund placed by or through a broker/dealer affiliated with DST Systems, Inc. The additional costs of Quarterly Shareholder Statements and postage will be charged to the Fund as an out-of-pocket expense.

This Amended Fee Schedule is effective until March 31, 2008.

TRANSAMERICA IDEX MUTUAL FUNDS           TRANSAMERICA FUND SERVICES, INC.

/s/ Dennis P. Gallagher                  /s/ Brenda L. Smith
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Dennis P. Gallagher                      Brenda L. Smith
Senior Vice President, General Counsel   Senior Vice President
and Secretary